Exhibit 99.1

The Alkaline Water Company Retains Investment Research Firm, Institutional Analyst

Alkaline Water Co. Announces That Beverage Stock Review Will Resume Coverage

SCOTTSDALE, AZ, May 2, 2025 - The Alkaline Water Company Inc. (OTC: WTER) ("Alkaline" or the "Company"), a leader in the premium beverage industry known for its ﬂagship Alkaline88® brand, today announced it has retained Institutional Analyst, Inc. to provide research and progress reporting for the Company.

The agreement follows the Company's recent addition to Institutional Analyst's prestigious 2025 Beverage Watch List and comes at a time of signiﬁcant strategic development for The Alkaline Water Company, including the recent equipment acquisition and co-packing agreement with Sang Beverages, LLC.

Strategic Investor Relations Partnership

"We are pleased to formalize our relationship with Institutional Analyst as we continue to execute on our growth strategy," stated Ricky Wright, CEO of The Alkaline Water Company. "Having worked with Roland and his team in the past, we value their understanding of our business and their ability to effectively communicate our story to the investment community. This agreement represents another step in our commitment to enhance shareholder value and increase market awareness of our recent operational improvements and strategic initiatives."

"When we ﬁrst discovered the Company in 2015, they had sales of $3.7 million and a market valuation of just $9 million, trading well below Wall Street's radar. In the following year they doubled sales to over $7 million, and nearly doubled sales again in the year after that. Between 2015 and 2023 they generated gross revenues of $276 million, making it one of the top selling alkaline waters in the world," stated Roland R. Perry, President of Institutional Analyst and editor of the Beverage Stock Review.

"To sell over $276 million at the wholesale level or nearly $440 million at the store level, with minimal advertising, proves to us that consumers absolutely loved it. That's a lot of water," he continued.

"More importantly in our opinion, is that if consumers loved it once, odds are they'll love it again once it returns to the shelves," he stated. "At its peak, Alkaline Water was selling in an incredible 80,000 stores across the nation, including at nearly every major retailer including CVS, Publix Super Markets and Walmart. While there are no guarantees in the highly competitive beverage market, we think with founder CEO Ricky Wright back at the helm and with a closer eye on proﬁtability, that The Alkaline Water Company has an excellent chance to be viewed as the comeback story of the decade. We're excited to once again provide ongoing coverage and report on their progress, as they seek to re-sign every retailer that carried the water on their shelves once again. In our opinion, it should make for an interesting David vs Goliath story potentially fueling increased interest by the investment community, who may be aware that during the ﬁrst round, the market capitalization increased from $9 million to over $90 million, or a tenfold increase in just ten years."

Under the terms of the agreement, Institutional Analyst will provide investor relations services to WTER, including ongoing research coverage, update reports, corporate proﬁles/postcards, coverage announcements for news wires, free access to proprietary beverage investor databases, and consultation on accessing non-proprietary investors and broker databases.

Long-Term Relationship

The initial term of the engagement is for a period of one to two years from the date of the agreement.

Mr. Perry reiterated, "The Alkaline Water Company has been a compelling story since we ﬁrst covered them in 2015. With Ricky Wright's return as CEO and the recent strategic developments, we believe WTER is positioned to potentially recapture and exceed its previous success. We're excited to help communicate this comeback story to the investment community."

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About The Alkaline Water Company, Inc.

The Alkaline Water Company Inc. (OTC: WTER), is a leader in the premium beverage industry, committed to providing superior, clean, and pure hydration solutions to consumers nationwide. The company's ﬂagship Alkaline88® brand has built strong recognition and consumer loyalty due to its simple, clean ingredient proﬁle. Alkaline88® is crafted using a proprietary electrolysis process that infuses puriﬁed water with Himalayan rock salt, trace minerals, and electrolytes, achieving a perfectly balanced 8.8 pH, free of chemicals and additives. Under the leadership of returning co-founder Ricky Wright as CEO, the company is implementing disciplined strategies to drive operational improvements, market expansion, and sustainable proﬁtable growth.

About Institutional Analyst, Inc.

Institutional Analyst, Inc. is an independent research ﬁrm with offices in Los Angeles, Chicago, and New York that provides investor relation services, including the publication of watchlists for various industry sectors.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward- looking statements include, among other things, the following: that the investor relations agreement represents a signiﬁcant opportunity for The Alkaline Water Company to increase market awareness; that the Company will further strengthen its position in the premium water category; and that additional strategic initiatives may develop.

The Alkaline Water Company Inc. and Institutional Analyst, Inc. are separate entities, and this press release is not an offer to buy or sell securities. Information expressed does not constitute investment advice and should not be relied upon in making investment decisions.

Contact Information

The Alkaline Water Company Inc.

5524 North 51st Avenue Glendale, Arizona 85301

Telephone: 480-582-3600

Website: www.thealkalinewaterco.com

Email: info@thealkalinewaterco.com

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